SUPPLEMENT (To Preliminary Prospectus Dated April 5, 2018)	Filed Pursuant to Rule 424(h) Registration File No. 333-206582-14

$576,153,000 (Approximate)

BANK 2018-BNK11
(Central Index Key Number 0001731627)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

National Cooperative Bank, N.A.
(Central Index Key Number 0001577313)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-BNK11

This is a supplement to, and supersedes any contrary information in, the preliminary prospectus dated April 5, 2018 (as supplemented by that supplement to preliminary prospectus, dated April 10, 2018 and filed with the Securities and Exchange Commission under accession number 0001539497-18-000571, the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

With respect to the Twelve Oaks Mall Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, Sears is the owner and sole tenant of a shadow anchor store that is not collateral for the related mortgage loan (the “Non-Collateral Shadow Anchor Store”). Sears has announced that the Non-Collateral Shadow Anchor Store will be auctioned on May 22, 2018, at which time it may be purchased by the mortgage loan borrower or a third party. After such purchase, the Non-Collateral Shadow Anchor Store may or may not continue to operate as a Sears store.

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The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.		Drexel Hamilton
Co-Manager		Co-Manager

The date of this Supplement is April 11, 2018.

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.